Gerald W. Mills
27 Hampton Crescent
London, Ontario
N6H 2N7

Charles Barkley, Attorney
6201 Fairview Road, Suite 200
Charlotte, NC 28210

Dear Sir,

Re: Sweet Spot Games

This letter is sent to notify the above captioned company that I am resigning my position as an officer and director of the company effective immediately.

Yours very truly,

Gerald w. Mills